                        Exhibit 99.1

AT THE COMPANY	ON THE WEB
Jeff Frericks	www.forestcity.net
Vice President – Capital Markets
216-621-6060

Jeff Linton
Senior Vice President – Corporate Communication
216-621-6060

Forest City Announces Cash Repurchases of $153.6 Million of Senior Notes

CLEVELAND, Ohio - March 9, 2016 - Forest City Realty Trust, Inc. (NYSE: FCEA and FCEB) today announced that it has executed separate, privately negotiated agreements under which it will repurchase approximately $77.3 million aggregate principal amount of its 4.25% Convertible Senior Notes due 2018 and approximately $76.3 million aggregate principal amount of its 3.625% Convertible Senior Notes due 2020, for a total of $177.8 million in cash, inclusive of interest payable on the notes through maturity and additional cash inducement.

Under the agreements, on March 14, 2016, noteholders who are party to the agreements will receive $1,176.50 per $1,000 principal amount of the 2018 notes and $1,137.90 per $1,000 principal amount of the 2020 notes repurchased.

The repurchases will eliminate potential share dilution of approximately 6.7 million shares of the company's Class A common stock, representing the number of shares into which the repurchased notes were otherwise convertible. Approximately $77.2 million of the 2018 Notes and $40.0 million of the 2020 Notes will remain outstanding after the repurchases.

About Forest City
Forest City Realty Trust, Inc. is an NYSE-listed national real estate company with $10.0 billion in consolidated assets. The company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States. For more information, visit www.forestcity.net.